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                                                                    EXHIBIT 11


SECURITY DYNAMICS TECHNOLOGIES, INC
AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        THREE MONTHS ENDED                   NINE MONTHS
                                                                           SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                                                       1997           1996(a)           1997           1996(a)
                                                                     -------         --------          -------         -------
PRIMARY

Weighted average number of common and
 common equivalent shares outstanding:

    Common stock                                                      37,845           36,684           37,815          36,127


    Common equivalent shares resulting from
     stock options (treasury stock method)                             1,819            2,484            1,707           2,543
                                                                     -------         --------          -------         -------

    Total                                                             39,664           39,168           39,522          38,670
                                                                     =======         ========          =======         =======

    Net income (loss)                                                $ 2,315         $   (182)         $12,391         $ 5,272
                                                                     =======         ========          =======         =======

    Net income per common and common equivalent share                $   .06         $    .00          $   .31         $   .14
                                                                     =======         ========          =======         =======

FULLY DILUTED

Weighted average number of common and
 common equivalent shares outstanding:

    Common stock                                                      37,845           36,684           37,815          36,127

    Common equivalent shares resulting from
     stock options (treasury stock method)                             1,819            2,496            1,841           2,570
                                                                     -------         --------          -------         -------

    Total                                                             39,664           39,180           39,656          38,697
                                                                     =======         ========          =======         =======

    Net income (loss)                                                $ 2,315         $   (182)         $12,391         $ 5,272
                                                                     =======         ========          =======         =======

    Net income (loss) per common and common equivalent share         $   .06         $    .00          $   .31         $   .14
                                                                     =======         ========          =======         =======


(a)  Reflects the acquisition of DynaSoft completed in July 1997.




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